EXHIBIT NO. 4.8

EXECUTION COPY

THIS GUARANTY IS SUBJECT TO THE TERMS AND CONDITIONS OF THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF JUNE 28, 2005 BY AND AMONG LASALLE BUSINESS CREDIT, LLC AND LASALLE BUSINESS CREDIT, A DIVISION OF ABN AMRO BANK N.V., CANADA BRANCH (AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE “INTERCREDITOR AGREEMENT”)

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (this “Agreement”), dated as of June 28, 2005, made by Russ Berrie and Company, Inc., a New Jersey corporation (“Guarantor”), in favor of LaSalle Business Credit, a division of ABN AMRO Bank N.V., Canada Branch, as agent (in such capacity, “Agent”), for itself and the Lenders (as such term is defined in the Credit Agreement referred to below).  Capitalized terms used herein but not otherwise defined have the same meanings ascribed to such terms in the Credit Agreement referred to below; provided that if such terms are not defined in the Credit Agreement, then such terms have the meanings ascribed to them in the US Credit Agreement.

W I T N E S S E T H:

WHEREAS, Guarantor is the indirect legal and beneficial owner of all of the issued and outstanding capital stock of Amram’s Distributing Ltd., a corporation incorporated under the laws of Canada (“Borrower”);

WHEREAS, Borrower has entered into that certain Credit Agreement dated June 28, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with Agent and Lenders and acknowledged by Guarantor, pursuant to which Agent and Lenders have agreed to make certain loans, advances and other financial accommodations to Borrower;

WHEREAS, as a condition to their agreeing to enter into the Credit Agreement and to make certain loans, advances and other financial accommodations to Borrower, Agent and Lenders require that Guarantor enter into this Agreement; and

WHEREAS, Guarantor will derive substantial benefit and advantage from the loans, advances and other financial accommodations available to Borrower pursuant to the Credit Agreement, and it will be to Guarantor’s direct interest and economic benefit to assist Borrower in procuring said loans, advances and other financial accommodations from Lenders and Agent.

NOW, THEREFORE, for value received and in consideration of any loan, advance, or financial accommodation of any kind whatsoever heretofore, now or hereafter made, given or granted to Borrower by Agent and Lenders pursuant to the Credit Agreement, Guarantor agrees as follows:

A.                                   Guaranty

1.                                       Guarantor hereby unconditionally and irrevocably guaranties (i) the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all Obligations of Borrower owing to Agent and Lenders under the Credit Agreement and the other Loan Documents and (ii) the prompt, full discharge by Borrower of each and every term, condition, agreement, representation and warranty now or hereafter made by Borrower to Agent and Lenders pursuant to the Credit Agreement and the other Loan Documents to which Borrower is a party (all such Obligations being hereinafter referred to as “Guaranteed Obligations”).  It is expressly understood and agreed that, if, at any time, the outstanding principal amount of Guaranteed Obligations is declared to be immediately due and payable for any reason whatsoever, then Guarantor shall, without demand but subject to the Intercreditor Agreement, pay to the holders of Guaranteed Obligations the entire outstanding Guaranteed Obligations due and owing to such holders.  This guaranty is a guaranty of payment and performance and not a guaranty of collection.

2.                                       Notwithstanding any provision of this Agreement to the contrary, it is intended that this Agreement not constitute a “Fraudulent Conveyance” (as defined below).  Consequently, Guarantor, Agent and Lenders each agrees that if this Agreement would, but for the application of this sentence, constitute a Fraudulent Conveyance, this Agreement shall be valid and enforceable only to the maximum extent that would not cause this Agreement to constitute a Fraudulent Conveyance as to Guarantor, and this Agreement shall automatically be deemed to have been amended accordingly at all relevant times.  For purposes hereof, “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title 11 of the United States Code (11 U.S.C. §101, et seq.), as amended (the “Bankruptcy Code”) or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

3.                                       Guarantor hereby agrees that its obligations under this Agreement shall be unconditional, irrespective of (a) the validity or enforceability of Guaranteed Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of Guaranteed Obligations, (b) the absence of any attempt to collect Guaranteed Obligations from Borrower or any other guarantor or other action to enforce the same, (c) the waiver or consent by Agent and/or Lenders with respect to any provision of any instrument evidencing Guaranteed Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by Borrower and delivered to Agent and/or Lenders, (d) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against Borrower, (e) any borrowing or grant of a security interest by Borrower or any other obligor as debtor-in-possession, under Section 364 of the Bankruptcy Code, (f) the disallowance, under Sections 502 or 506 of the Bankruptcy Code, of all or any portion of Agent’s or any Lender’s claim(s) for repayment of Guaranteed Obligations, or (g) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Loan Party.

4.                                       Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of a receivership or bankruptcy of Borrower or any other Loan Party, protest or notice with respect to Guaranteed Obligations and all demands whatsoever, and covenants that this Agreement will not be discharged, except by complete performance of the Guaranteed Obligations or upon Agent’s consent to discharge in writing.  Upon the occurrence and during the continuance of any Event of Default by Borrower as provided in any instrument or document evidencing all or any part of Guaranteed Obligations, including, without limitation, the Credit Agreement, Agent may, subject to the Intercreditor Agreement, at its sole election, or shall, at the request of the Required Lenders, proceed directly and at once, without notice, against Guarantor to collect and recover the full amount or any portion of Guaranteed Obligations due and payable, without first proceeding against Borrower any other Loan Party, or any other person, firm, or corporation.

5.                                       Agent and each Lender is hereby authorized, without notice or demand and without affecting the liability of Guarantor hereunder, to at any time and from time to time (a) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, Guaranteed Obligations or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by Borrower or any other Loan Party and delivered to Agent and/or Lenders; (b) accept partial payments on Guaranteed Obligations; (c) take and hold security or collateral (other than from Guarantor) for the payment of Guaranteed Obligations guaranteed hereby or other liabilities of Borrower or any other Loan Party, and exchange, enforce, waive and release any such security or collateral; (d) apply such security or collateral and direct the order or manner of sale thereof as in its reasonable discretion it may determine; and (e) settle, release, compromise, collect or otherwise liquidate Guaranteed Obligations and any security or collateral therefor in any manner, without affecting or impairing the obligations of Guarantor hereunder.

6.                                       Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of Borrower, each other Loan Party, and any and all endorsers of any instrument or document evidencing all or any part of Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of Guaranteed Obligations or any part thereof that diligent inquiry would reveal and Guarantor hereby agrees that neither Agent nor any Lender shall have any duty to advise Guarantor of information known to Agent or such Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine.  If Agent or any Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to Guarantor, neither Agent nor such Lender shall be under any obligation to update any such information or to provide any such information to Guarantor on any subsequent occasion.

7.                                       Guarantor consents and agrees that neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of Guaranteed Obligations. Guarantor further agrees that, to the extent that Borrower makes a payment or payments to Agent and/or any Lender, or Agent or any Lender receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Borrower, its estate, trustee, receiver or any other party, including, without limitation, Guarantor or any debtor-in-possession, receiver or trustee of or for Guarantor, under any bankruptcy law, state or federal law, common law or equitable theory, then to the extent of such payment or repayment, Guaranteed Obligations or the part thereof which has been paid, reduced or satisfied by such amount, and Guarantor’s obligations hereunder with respect to such portion of

Guaranteed Obligations, shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred.

8.                                       Guarantor agrees that any and all claims of Guarantor against Borrower, any other Loan Party or any endorser of all or any part of Guaranteed Obligations, or against any of Borrower’s, any other Loan Party’s or any such other endorser’s properties, whether arising by reason of any payment by Guarantor to Agent pursuant to the provisions hereof, or otherwise, including any and all claims for subrogation, contribution or indemnity, whether arising out of contract or law shall be subordinate and subject in right of payment to the prior payment, in full, in cash, of all of Guaranteed Obligations (including any required payment or cash collateralization of outstanding Letters of Credit pursuant to the Credit Agreement, but excluding, contingent indemnification obligations not yet asserted to be due and payable) and the termination of the Credit Agreement, and no such action or claim therefor shall be brought or asserted prior to such time.  Guarantor acknowledges and agrees that this subordination is intended to benefit Agent and Lenders and shall not limit or otherwise affect Guarantor’s liability hereunder or the enforceability of this Section 8, and that Agent and Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 8.

9.                                       Subject to the terms of the Credit Agreement, Agent and each Lender may, without notice to anyone, sell or assign Guaranteed Obligations or any part thereof, or grant participations therein, in connection with the assignment by Agent or Lender of its respective rights under the Credit Agreement, and Agent shall have an unimpaired right, prior and superior to that of any such assignee, holder or participant, to enforce this Agreement for the benefit of Agent and Lenders as to any part of Guaranteed Obligations retained by Agent or any Lender or held by such assignee, holder or participant.

B.                                     Binding Obligations

10.                                 This Agreement shall be binding upon Guarantor and upon its successors (including without limitation, any receiver, trustee or debtor in possession of or for Guarantor) and assigns and shall inure to the benefit of Agent and Lenders and their respective successors and assigns.

C.                                     Remedies

11.                                 Upon the occurrence and during the continuance of an Event of Default, Agent, subject to the Intercreditor Agreement, may, and upon the direction of the Required Lenders shall, exercise from time to time any rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement, the Credit Agreement or in any of the other Loan Documents and all of Agent’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by law.  Guarantor recognizes that if Guarantor fails to perform, observe or discharge any of its Guaranteed Obligations under this Agreement or the other Loan Documents, no remedy at law will provide adequate relief to Agent and Lenders, and agrees that Agent and Lenders shall be entitled to temporary and permanent injunctive relief in any such case.

F.                                      Miscellaneous

12.                                 Guarantor agrees to pay reasonable costs and expenses, including, without limitation, all legal expenses and reasonable attorneys’ fees (whether for internal or outside counsel, without duplication), incurred by Agent in connection with the (i) collection of any Guaranteed Obligations after an Event of Default has occurred and is continuing and (ii) administration and enforcement of any of Agent’s and/or any Lender’s rights under this Agreement.  In addition, following the occurrence of an Event of Default, Guarantor shall reimburse each Lender for all costs and expenses incurred by such Lender in connection with the (i) collection of any Guaranteed Obligations after an Event of Default has occurred and is continuing and (ii) administration and enforcement of such Lender’s rights under this Agreement, including the reasonable fees and disbursements of one counsel for all Lenders (unless there is an actual or perceived conflict of interest with respect to any other Lender, asserted in good faith, in which case each Lender affected thereby may retain its own counsel).  Notwithstanding the foregoing, in no event shall Guarantor reimburse Agent for (i) costs or expenses constituting overhead of Agent other than allocated costs and expenses of internal legal counsel of Agent without duplication of expenses incurred by third parties or (ii) inspections, evaluations or audits performed by employees of Agent or its affiliates unless the Borrower is responsible for same pursuant to the Credit Agreement.

All such fees, costs or expenses required to be paid hereunder shall be payable by Guarantor (x) if no Event of Default shall then be existing, on no less than five (5) Business Days’ prior written notice to Guarantor thereof (such notice, a “Guarantor Fee Notice”) and (y) after the occurrence and during the continuance of an Event of Default, at Agent’s discretion.  Guarantor shall have five (5) Business Days after the date of any Guarantor Fee Notice to request from Agent an invoice setting forth in reasonable detail such costs, fees and/or expenses requested to be paid by Agent and such costs, fees and/or expenses shall be due and payable by Guarantor to Agent no later than the fifth (5th) Business Day after delivery of such invoice to Guarantor.  Notwithstanding the foregoing, in the event that Guarantor, in good faith and in its commercially reasonable judgment, provides written notice to Agent of its determination to contest such fees, costs and/or expenses within the later to occur of five (5) Business Days after:  (i) the date of the Guarantor Fee Notice or (ii) delivery of the applicable invoice, Guarantor shall be permitted thirty (30) days from the date of the Guarantor Fee Notice to resolve such dispute, during which period, such costs, fees and expenses shall remain outstanding and after which period such costs, fees and expenses shall be immediately due and payable to Agent whether or not such dispute has been resolved.  Any costs, fees or expenses owing hereunder which are not paid when due shall, to the extent permitted by applicable law, bear interest at a rate equal to the Revolving Loan Base Rate Margin applicable to Base Rate Loans plus two percent (2.0%) if such costs, fees and expenses are denominated in U.S. Dollars or at a rate equal to the Revolving Loan Canadian Base Rate Margin applicable to Canadian Base Rate Loans plus two percent (2.0%) if such costs, fees and expenses are denominated in Canadian Dollars.

13.                                 If the incurrence or payment of the Obligations by the Guarantor or the transfer to Agent or any Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable

Transfer”), and if Agent or any Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Agent or any Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and reasonable attorneys fees of Agent and Lenders, the Obligations automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made, and if the Terminating Event (as defined below) had previously occurred, it shall be rescinded and this Agreement, the Credit Agreement, the other Loan Documents and all Liens granted thereunder shall be immediately reinstated until full and final payment of the Obligations, in cash, shall have been received by Agent.

14.                                 This Agreement shall continue in full force and effect, and Agent and Lenders shall be entitled to make loans and advances and extend financial accommodations to Borrower on the faith hereof until such time as Agent has, in writing, notified Guarantor that all of Guaranteed Obligations have been paid in full in cash and the Credit Agreement has been terminated (the “Terminating Event”), this Agreement and the obligations of Guarantor and its successors or assigns, shall remain in full force and effect with respect to all of Guaranteed Obligations incurred prior to the receipt by Agent of written notice of the Terminating Event.

15.                                 Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

16.                                 THIS AGREEMENT SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS (OTHER THAN CONFLICTS OF LAWS RULES) OF THE STATE OF NEW YORK.

17.                                 GUARANTOR IRREVOCABLY AGREES THAT, SUBJECT TO AGENT’S SOLE AND ABSOLUTE ELECTION, ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT SHALL BE LITIGATED IN COURTS HAVING SITUS WITHIN THE STATE OF NEW YORK.  GUARANTOR HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID STATE.  GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK.  GUARANTOR HEREBY WAIVES ANY RIGHT IT MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST GUARANTOR BY AGENT IN ACCORDANCE WITH THIS PARAGRAPH.

18.                                 GUARANTOR HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING WHICH PERTAINS DIRECTLY OR INDIRECTLY TO THIS AGREEMENT.

19.                                 Notwithstanding anything to the contrary contained in this Agreement, no payment made by or for the account of Guarantor including, without limitation, a payment made by Guarantor in respect of Guaranteed Obligations, shall entitle Guarantor by subrogation, or contribution or otherwise, to demand or receive any payment from Borrower, any other Loan Party or any other endorser of any instrument or document evidencing Guaranteed Obligations or from or out of any property of Borrower, any other Loan Party or any other such Person until the date following the Terminating Event and Guarantor shall not exercise any right or remedy against Borrower or any property of Borrower, any other Obligor or any other such Person by reason of any performance by Guarantor under this Agreement until the date following the Terminating Event.

20.                                 If in the recovery by Agent or any Lender of any amount owing hereunder in any currency, judgment can only be obtained in another currency and because of changes in the exchange rate of such currencies between the date of judgment and payment in full of the amount of such judgment, the amount of recovery under the judgment differs from the full amount owing hereunder, Guarantor shall pay any such shortfall to Agent or such Lender and such shortfall can be claimed by Agent or such Lender against Guarantor as an alternative or additional cause of action.

21.                                 Any and all payments by or on account of any of the Guaranteed Obligations shall be made free and clear of and without deduction for any taxes (including without limitation withholding taxes).  If Guarantor shall be required to deduct any taxes from payments to be made to Agent or any Lender hereunder, then (i) the amount payable by Guarantor shall be increased as necessary so that, after making all required deductions, Agent or such Lender receives an amount equal to the sum it would have received had not such deductions been made, and (ii) the Agent or the Lender, as the case may be, shall use all commercially reasonable efforts (to the extent then permitted by applicable law) to deliver to the Guarantor, prior to any such payment, two accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS) to confirm or establish the entitlement of such Lender or the Administrative Agent to a complete exemption from, or a reduced rate of withholding with respect to, United States withholding tax on payments to be made hereunder by the Guarantor, and, if applicable, a certificate (in form and substance reasonably acceptable to the Guarantor) demonstrating that the Lender is entitled to a complete exemption from United States withholding tax on interest pursuant to Section 871(h) or 881(c) of the United States Internal Revenue Code of 1986, as amended.  Guarantor shall make any and all required deductions and pay the full amount deducted to the appropriate governmental authority in accordance with applicable law.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the undersigned as of this 28th day of June, 2005.

RUSS BERRIE AND COMPANY, INC.

	By:	/s/ John D. Wille
Name: John D. Wille
Title: Vice President and
Chief Financial Officer

Acknowledged and agreed to by:

LASALLE BUSINESS CREDIT, a
division of ABN AMRO N.V.
Canada Branch, as Agent and Lender

By:
Name:
Title:

Signature page to Canadian Guaranty Agreement